Exhibit 99.1

AirNet Communications Expects to Meet 1Q05 Revenue Forecast; Company Expects to Exceed 1Q04 Revenue by 25%

    MELBOURNE, Fla.--(BUSINESS WIRE)--April 18, 2005--AirNet Communications Corporation (Nasdaq:ANCC), the technology leader in software defined base station products for wireless communications, today announced that it expects revenue for the first quarter of fiscal 2005 to be within its previously forecasted range.
    During the Company's fourth quarter and fiscal 2004 year-end conference call, revenue for the first quarter of fiscal 2005 was forecasted to be in the range of $4.5 - 5.5 million. Based on preliminary unaudited results, first quarter revenue is expected to be approximately $5.1 million, an improvement of at least 25% compared to the $4.0 million in revenue reported for the first quarter of fiscal year 2004.

    About AirNet

    AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allows service operators to cost-effectively and simultaneously offer high-speed wireless data and voice services to mobile subscribers. AirNet's patented broadband, software-defined AdaptaCell(R) SuperCapacity(TM) adaptive array base station solution provides a high-capacity base station with a software upgrade path to high-speed data. The Company's RapidCell(TM) base station provides government communications users with up to 96 voice and data channels in a compact, rapidly deployable design capable of processing multiple GSM protocols simultaneously. The Company's AirSite(R) Backhaul Free(TM) base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs. AirNet has 69 patents issued or filed and has received the coveted World Award for Best Technical Innovation from the GSM Association, representing over 400 operators around the world. More information about AirNet may be obtained by visiting the AirNet Web site at http://www.airnetcom.com.

    Safe Harbor Statement Under the Private Securities Litigation
Reform Act of 1995

    The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward looking statements include statements regarding the Company's revenue outlook. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause our actual results to differ materially from those projected. Our estimate of revenue for the first quarter in this press release is based on our preliminary internally prepared unaudited financial statements. The actual amount of revenue for the quarter may vary and will be determined in connection with the completion by our auditors of the quarterly review and year end audit of our financial statements. Other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.

    The stylized AirNet mark(R), AirNet(R), AdaptaCell(R), and
AirSite(R) are registered trademarks with the U.S. Patent and Trademark Office. Super Capacity(TM), TripCap(TM), Backhaul Free(TM), IntelliBSS(TM), iBSS(TM) and RapidCell(TM) are trademarks of AirNet. Other names are registered trademarks or trademarks of their respective holders.


    CONTACT: AirNet Communications, Melbourne
             Stuart P. Dawley, 321-953-6780
             sdawley@airnetcom.com